Exhibit 99.1

Date:	December 4, 2020
To:	All Team Members
From:	Chad Crow, President & CEO
Re:	WINNING TOGETHER AS 1 // Integration Planning Update

Good Morning,

On behalf of Dave Flitman and myself, I am excited to announce the executive and field leadership teams for the combined organization following the close of our merger, which is expected in late 2020 or early 2021.

As a reminder, after a 90-day transition period following the completion of the merger, I will retire as previously announced and will be succeeded as CEO of the combined company by Dave Flitman. Thereafter, I will continue to be available on a consulting basis to the combined company for a period of time to support the integration execution and to ensure an orderly transition.

EXECUTIVE LEADERSHIP TEAM

I am pleased to announce the additional members of the newly formed executive leadership team that includes the following individuals. Their responsibilities are further outlined in the attached organizational chart.

Tim Johnson | General Counsel

Currently holds the same title with BMC

Peter Jackson | Chief Financial Officer

Currently holds the same title with Builders FirstSource

Dave Rush | EVP, IMO Leader

Currently COO East with Builders FirstSource

Jim Major | EVP, IMO Leader

Currently CFO with BMC

Mike Farmer | President, Commercial Operations

Currently holds the title of Executive Vice President, Operational Excellence, People & Growth with BMC

Tim Page | Executive Vice President, Business Development & Digital Experience

Currently holds the title of SVP, Strategy & Business Development with Builders FirstSource

Dave Snyder | Executive Vice President, Supply Chain

Currently holds the same title with Builders FirstSource

Scott Robins | President West Division

Currently holds the title of Chief Operating Officer, West with Builders FirstSource

Mike Hiller | President Central Division

Currently holds the title of Divisional Vice President, Intermountain with BMC

Steve Herron | President East Division

Currently holds the title of Sr. Vice President of Operations, Region 5 with Builders FirstSource

FIELD LEADERSHIP

Additionally, we are excited to announce the senior vice presidents responsible for overseeing the future company’s 10 regions (see attached map for geographic reference) are listed below along with their geographic responsibilities:

WEST:	Jason Behunin (Northwest); Keith Costello (Pacific); Rob Beardall (Mountain)
CENTRAL:	Mike Mendlik (NW Texas); Dan Schau (North Central); Paul Vaughn (South Central)
EAST:	Mike McCrobie (Northeast); Todd Vance (Mid-Atlantic); Steve Buffington (Georgia); Greg Turnage (Florida)

In addition, we have selected leaders for four other key roles: John Barrow (Currently CIO for BFS) will be the SVP and CIO reporting to Peter Jackson, CFO. Also reporting to Peter will be Michael Neese (Currently SVP Investor Relations at BMC) who will become SVP Investor Relations. Amy Plasha (Currently VP HR for BMC) will be the SVP of HR reporting to Tim Johnson, General Counsel. Joe Barnes (Currently SVP Operations and Supply Chain at BMC) will be SVP & IMO Sourcing & Supply Chain Leader reporting to Dave Rush, EVP Integration.

We are pleased to reach this major milestone on our journey to unite our two exceptional companies. These talented professionals will ensure the combined organization continues to thrive, grow and create value for our customers, Team Members and shareholders.

Let me close by expressing my gratitude to all leaders on both sides, especially those who have contributed to the ongoing integration planning process. Specifically, I would like to thank Ed Waite, Tom Adams and Wayne Canada who will be retiring next year. Ed has spent 40 years with legacy BFS companies and has represented the model on people leadership. Tom has been with the company for over 7 years, with 39 years in the industry and has done an excellent job leading our northeast region. Wayne Canada, who joined BFS as part of the company’s very first acquisition, will retire after 26 excellent years of service with the company. These three incredible leaders helped build BFS into what it is today, and we are forever grateful for their contributions.

Last, but certainly not least, Don McAleenan, an original founder of BFS, will be retiring 90 days post close after 23 years of service with the company. No one has worked harder, and been more dedicated to this company and its team members, than Don McAleenan. His work ethic, grittiness, and brilliant sense of humor embody the culture that has made BFS so successful over the past two decades. Don’s mark on this company is like no other, and I can honestly say BFS would not be the industry leader it is today if not for his efforts. Please join me in congratulating Don on such an incredible career. Thank you, Don, for all you have done.

Please join me in congratulating our leadership team on their roles in our new organization!

Sincerely,

Chad Crow